C ontact: James P. Wetzel, Jr.
                                                      President
                                                      PHSB Financial Corporation
                                                      (724) 846-7300

PHSB Financial Corporation
Peoples Home Savings Bank
744 Shenango Road
Beaver Falls, PA  15010

NASD   PHSB                                                FOR IMMEDIATE RELEASE
                                                           October 10, 2003


                           PHSB FINANCIAL CORPORATION
               ANNOUNCES $ .10 QUARTERLY AND SPECIAL CASH DIVIDEND

         Beaver Falls, Pennsylvania October 10, 2003, James P. Wetzel, Jr., President of PHSB Financial Corporation (the Company), Beaver Falls, Pennsylvania, the holding company of Peoples Home Savings Bank (the Bank), announced today that the Company's Board of Directors has declared a special cash dividend of $ .50 per share and a regular quarterly dividend of $ .10 per share to stockholders of record as of October 23, 2003. This special dividend paid by the Company is in addition to, not in lieu of, the Company's regular quarterly cash dividend of $ .10. The special and quarterly dividends are expected to be paid on or about November 6, 2003.

         President Wetzel indicated that the special cash dividend is being paid as a result of the Company's high level of stockholders equity and the continued profitability of the Company and the Bank. Based upon the stock market and the financial condition of the Company, the Board of Directors may periodically consider the payment of a special dividend in addition to the quarterly dividend. However, the payment of future special and quarterly dividends will be subject to the Boards periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

         The Bank is a Pennsylvania chartered stock savings bank headquartered in Beaver Falls, Pennsylvania. The Banks deposits are federally insured by the Federal Deposit Insurance Corporation (AFDIC). At September 30, 2003, the Company had total assets and stockholders equity of $ 339.3 million and $ 47.3 million, respectively.

         The common stock of the Company is traded on the NASD National Market System under the symbol PHSB.